UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

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ACUITY BRANDS, INC.

1170 Peachtree Street, NE

Suite 2400

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held January 6, 2012

Time:	11:00 a.m. Eastern Time

Date:	January 6, 2012

Place:	Four Seasons Hotel - Ballroom, 75 Fourteenth Street, NE Atlanta, Georgia

Record Date:	Stockholders of record at the close of business on November 9, 2011 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:

(1)     Elect three directors nominated by the Board of Directors for terms that expire at the annual meeting for the 2014 fiscal year;

(2)     Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm;

(3)     Hold an advisory vote on named executive officer compensation;

(4)     Hold an advisory vote on the frequency of future advisory votes on named executive officer compensation;

(5)     Approve the 2011 Nonemployee Director Deferred Compensation Plan; and

(6)     Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:

A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

C. DAN SMITH

Senior Vice President, Treasurer and Secretary

November 21, 2011

YOUR VOTE IS IMPORTANT

IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET, BY TELEPHONE OR BY MAIL (IF YOU REQUESTED AND RECEIVED A PAPER COPY OF THE PROXY CARD). IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS REGARDING HOW TO REQUEST A PROXY CARD.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 6, 2012

The proxy statement and annual report are available at

http://www.bnymellon.mobular.net/bnymellon/ayi

ACUITY BRANDS, INC.

1170 Peachtree Street, NE

Suite 2400

Atlanta, Georgia 30309

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

•	January 6, 2012, at 11:00 a.m. Eastern Time
•	Four Seasons Hotel—Ballroom, 75 Fourteenth Street, NE, Atlanta, Georgia
•	The record date is November 9, 2011

Items of Business

Proposal	Board Vote Recommendation	Page Reference (for more information)
1. Elect three directors named in this proxy statement	FOR ALL	18
2. Ratify the appointment of our independent registered public accounting firm	FOR	23
3. Hold an advisory vote on named executive officer compensation	FOR	56
4. Hold an advisory vote on the frequency of future advisory votes on named executive officer compensation	1 YEAR	57
5. Approve the 2011 Nonemployee Director Deferred Compensation Plan	FOR	58

Director Nominees

The Board of Directors (the “Board”) of Acuity Brands, Inc. (“we,” “our,” “us,” the “Company,” or “Acuity Brands”) is asking you to elect the three nominees for director named below. The following table provides summary information about the three director nominees. The directors will be elected by a plurality vote. For more information about the director nominees, see page 16.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Peter C. Browning	70	Lead Director, Nucor Corporation; Former Dean, McColl Graduate School of Business at Queens University of Charlotte	Leadership, Operational, Industry	Independent	Compensation, Governance	FY 2014

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term

Ray M. Robinson	63	Non-Executive Chairman, Citizens Trust Bank; President Emeritus, East Lake Golf Club	Leadership, Operational	Independent	Compensation (Chair), Governance, Executive	FY 2014

Norman H. Wesley	61	Former Chairman and Chief Executive Officer, Fortune Brands, Inc.	Leadership, Operational, International	Independent	Audit, Governance	FY 2014

Continuing Directors

The following table provides summary information about the six continuing directors. For more information about the continuing directors, see page 18.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
George C. Guynn	68	Retired President and Chief Executive Officer, Federal Reserve Bank of Atlanta	Leadership, Financial, Accounting	Independent	Audit, Governance	FY 2012

Gordon D. Harnett	68	Former Chairman, President and Chief Executive Officer, Brush Engineered Materials, Inc.	Leadership, Operational, International	Independent	Compensation, Governance	FY 2013

Robert F. McCullough	69	Former Chief Financial Officer, AMVESCAP PLC (now known as Invesco Ltd.)	Leadership, Financial, Accounting	Independent	Audit (Chair), Governance, Executive	FY 2013

Vernon J. Nagel	54	Chairman, President and Chief Executive Officer, Acuity Brands, Inc.	Leadership, Operational, Strategic, Financial	—	Executive (Chair)	FY 2012

Julia B. North	64	Former President and Chief Executive Officer, VSI Enterprises, Inc.; Former President of Consumer Services, BellSouth Corporation	Leadership, Operational, Labor	Independent	Compensation, Governance	FY 2012

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term

Neil Williams	75	Lead Director, Acuity Brands, Inc; Chairman of Board of Trustees, The Duke Endowment; Former Managing Partner, Alston & Bird LLP	Leadership, Strategic Transactions, Governance	Independent	Governance (Chair), Audit, Executive	FY 2013

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Board is asking you to ratify the selection of Ernst & Young LLP (“E&Y) as our independent registered public accounting firm for the fiscal year ending August 31, 2012. Set forth below is summary information with respect to the fees for services provided to us during the fiscal years ended August 31, 2011 and August 31, 2010. For more information see page 21.

	2011	2010
Fees Billed:
Audit Fees	$1,930,000	$2,097,200
Audit-Related Fees	103,900	98,000
Tax Fees	81,400	116,000

Total	$2,115,300	$2,311,200

Advisory Vote on Named Executive Officer Compensation

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our named executive officers with the interests of our stockholders. For more information see page 53.

Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation

The Board is asking you to vote in favor of our having future advisory votes on named executive officer compensation every year. The Board believes that a vote on the compensation of our named executive officers should be conducted every year so that stockholders may annually express their views on our executive compensation program. For more information see page 54.

Approval of the 2011 Nonemployee Director Deferred Compensation Plan

The Board is asking you to approve the 2011 Nonemployee Director Deferred Compensation Plan (“2011 Plan”) which will replace the 2006 Nonemployee Director Deferred Compensation Plan (“2006 Plan”) expiring on November 30, 2011. Pursuant to the 2011 Plan, fees deferred by nonemployee directors can be invested in deferred stock units to be paid in shares at retirement from the Board or credited to an interest-bearing account to be paid in cash at retirement from the Board. 300,000 shares of common stock have been reserved for issuance under the 2011 Plan, which incorporates 86,080 shares previously available for grant under the 2006 Plan. For more information see page 55.

Executive Compensation Elements

Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns. The core of our executive compensation philosophy continues to be to “pay for performance.”

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience and responsibility.
Performance-Based Annual Cash Incentive Award	• Provide variable cash compensation opportunity based on achievement of annual performance goals; and

• Reward individual performance and Company or business unit performance.
Performance-Based Equity Incentive Award	• Provide variable equity compensation opportunity based on achievement of annual performance goals;

• Reward individual performance and overall Company performance;
• Encourage long-term retention through three-year and four-year vesting periods for awards; and
• Align executives with interests of stockholders.
Post-termination Compensation	• Encourage long-term retention through pension benefits; and

• Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

2011 Key Compensation Decisions

Despite the continuing economic challenges in fiscal 2011, we achieved the following:

•	Net sales of $1.8 billion, an increase of over 10% compared with fiscal 2010.
•	Consolidated operating profit margin of 10.5%, up approximately 80 basis points from the year ago period.
•	Income from continuing operations of $105.5 million, an increase of 34% compared with fiscal 2010.
•	Diluted earnings per share from continuing operations of $2.42, an increase of 35% compared with fiscal 2010.
•	Net cash provided by operating activities of $161 million.
•	We generated $138 million in free cash flow which is defined as net cash provided by operating activities less purchases for property, plant, and equipment.
•

We ended fiscal 2011 with a cash balance of $170 million and availability under our revolving credit facility of over $240 million even after payments of $90 million for acquisitions, $23 million for capital expenditures, $23 million for dividends to stockholders, and $61 million for stock repurchases.

•	We completed four acquisitions during fiscal 2011; these acquisitions expanded both our product portfolio and addressable markets.
•	We created more than 100 new product families for the third year in a row.

Based on a comprehensive performance assessment, and combined with a review of our economic results and the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers:

•	Due to the continuing challenging economic environment, no base salary increases were approved for fiscal year 2011.
•

Annual cash incentive awards to named executive officers were paid at approximately 140% of target based on the fiscal year 2011 performance goals previously approved by the Compensation Committee, adjusted for individual performance factors.

•

Equity incentive awards (granted in October 2011 based upon fiscal year 2011 performance) were approved at approximately 125% of target and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Committee believed offered a total equity incentive opportunity aligned with stockholder interests with the appropriate balance of risk, long-term company stock price performance and retention.

For more information about compensation decisions, see the Compensation Discussion and Analysis on page 26.

2011 Compensation Summary

The following table summarizes the compensation of our chief executive officer, chief financial officer, our other executive officer and a former executive officer, to whom we refer collectively as the named executive officers for fiscal year 2011.

Name	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings	All Other Compen- sation	Total
Vernon J. Nagel	2011	$600,000	$1,866,675	$933,267	$1,500,000	$573,071	$48,860	$5,521,873
Richard K. Reece	2011	412,000	1,133,050	566,639	550,000	208,994	8,820	2,879,503
Mark A. Black	2011	380,000	466,669	233,402	425,000	106,180	8,820	1,620,071
Jeremy M. Quick (2)	2011	160,000	223,475	111,701	–0–	–0–	710,722	1,205,898

(1)	Represents the grant date fair value of the restricted stock and option awards that were granted on October 25, 2010 under our equity incentive plan for fiscal year 2010 performance.

(2)

Mr. Quick left the Company effective January 31, 2011, and amounts shown include all severance related payments. In addition, Mr. Quick forfeited all unvested equity awards on the date he left the company.

For more information about the compensation paid, see Executive Compensation on page 40.

2012 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in January 2013 pursuant to SEC Rule 14a-8 must be received by us by July 24, 2012. For more information see page 58.

PROXY STATEMENT

The Board is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 6, 2012. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2011 Annual Report to Stockholders and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or about November 21, 2011. We anticipate that, for stockholders who previously made a request to receive a paper copy of the proxy materials, a paper copy of the Proxy Statement, 2011 Annual Report to Stockholders and proxy card, and for stockholders who previously made a request to receive email delivery of the proxy materials, a proxy materials email with instructions on how to access our Proxy Statement and 2011 Annual Report to Stockholders and how to vote over the Internet, will first be mailed or emailed on or about November 21, 2011.

All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 9, 2011, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 42,064,976 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2011 Annual Meeting of Stockholders. These officers are Vernon J. Nagel and Richard K. Reece.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Vernon J. Nagel and Richard K. Reece as proxies to vote on your behalf.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2011 Annual Report to Stockholders over the Internet at http://www.bnymellon.mobular.net/bnymellon/ayi. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are a stockholder of record. If your shares are held in the name of your broker or bank, your shares are held in street name.

What is the record date and what does it mean?

November 9, 2011 is the record date for the annual meeting to be held on January 6, 2012. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet.    You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.

By Telephone.    You may give your voting instructions using the toll-free number listed on your proxy card (if you received a proxy card). This method is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.

By Mail.    You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.

In Person.    You may vote in person at the annual meeting.

How do I vote as a street name stockholder?

If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.

If you wish to vote in person at the annual meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.

What if I sign and return a proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted as follows:

•	for the election of the nominees for director described in this proxy statement;

•	for ratification of the appointment of our independent registered public accounting firm for fiscal year 2012;
•	for the approval, on an advisory basis, of executive compensation;
•	for an advisory vote on executive compensation every year; and
•	for the approval of the 2011 Nonemployee Director Deferred Compensation Plan.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 5, 2012;
•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or
•	voting in person at the annual meeting.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?

If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your brokerage firm votes your shares on this matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter. The other matters are not considered routine matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are abstentions and broker non-votes counted?

Broker non-votes will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to a matter that is not “routine.” Because none of the matters contained in this proxy statement other than the ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter for stockholder consideration, the brokers will not have discretionary authority to vote the shares with respect to such matters and if you do not instruct your bank or broker how to vote your shares, no votes will be cast on your behalf with respect to such matters.

The ratification of the appointment of our independent registered public accountants, the advisory vote on named executive compensation and the approval of the 2011 Nonemployee Director Deferred Compensation Plan must each receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. Accordingly, if you abstain from voting on any of such proposals or your broker is unable to vote your shares, it will have the same effect as a vote against such proposal. Abstentions will have no effect on the election of directors or the advisory vote on the frequency of future advisory votes on executive compensation.

How are votes tabulated?

According to our By-Laws, each of the proposed items will be determined as follows:

Election of Directors:    The election of directors will be determined by a plurality of votes cast.

Ratification of the Appointment of our Independent Registered Public Accountants:    The ratification of the appointment of our independent registered public accountants will be determined by a majority of votes cast affirmatively or negatively.

Advisory Vote on Named Executive Officer Compensation:    The advisory vote on named executive officer compensation will be determined by a majority of votes cast affirmatively or negatively.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation:    Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to “pass.” Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on named executive officer compensation.

Approval of 2011 Nonemployee Director Deferred Compensation Plan:    The approval of the 2011 Nonemployee Director Deferred Compensation Plan will be determined by a majority of votes cast affirmatively or negatively.

Any other matters:    The voting results of any other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 6, 2012

The proxy statement and annual report are available at

http://www.bnymellon.mobular.net/bnymellon/ayi

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,

GOVERNANCE, AND COMPANY DOCUMENTS

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Pursuant to a policy adopted by the Board, stockholders and other interested parties may communicate directly with the Board as a group or our non-management directors as a group by writing to the Chairman of the Governance Committee and with members of the Audit Committee as a group by writing to the Chairman of the Audit Committee, each in the care of the Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. All communications will be forwarded promptly.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on our website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Statements of Responsibilities of Committees of the Board (Charters of the Committees)
•	Statement of Rules and Procedures of Committees of the Board
•	Code of Ethics and Business Conduct
•	Foreign Corrupt Practices Compliance Policy
•	Policy Regarding Interested Party Communications with Directors
•	Policy on Stockholder Recommendations for Board of Director Candidates

Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309.

Our SEC filings are available on our website under “SEC Filings” and “Section 16 Filings.”

Our proxy materials and annual report are available on our website under “Annual Report/Proxy.”

How are directors nominated?

The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Directors whose terms expire at the next annual meeting undergo peer and self assessment prior to being nominated for reelection.

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, and candidates may be identified through the engagement of an outside search firm, recommendations from independent directors or management, and shareholder recommendations. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Our Corporate Governance Guidelines provide that the Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. The Governance Committee and the Board seeks to have a Board that is diverse in terms of experience across a range of industries and skill sets. In addition, the Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines prohibit a director from serving on more than six public company boards (including our Board) at one time.

Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.

Recommendations for Candidates for Director by Stockholders.    Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our by-laws, each as explained below under “Next Annual Meeting—Stockholder Proposals.”

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The Board has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see “Questions and Answers about Communications, Governance, and Company Documents.” The table below sets forth the current membership of each of the committees:

Director	Executive	Audit	Compensation	Governance
Vernon J. Nagel	Chairman	—	—	—
Peter C. Browning	—	—	X	X
George C. Guynn	—	X	—	X
Gordon D. Harnett	—	—	X	X
Robert F. McCullough	X	Chairman	—	X
Julia B. North	—	—	X	X
Ray M. Robinson	X	—	Chairman	X
Norman H. Wesley	—	X	—	X
Neil Williams	X	X	—	Chairman

During the fiscal year ended August 31, 2011, the Board met six times. All but two of our directors attended 100% of the total meetings held by the Board and any committee on which the director served during the fiscal year, and the remaining two directors attended at least 90% of the total meetings held by the Board and the committees on which the director served. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.

At each regular quarterly Board meeting, the Board meets without management present. Non-management director sessions are led by the Chairman of the Governance Committee.

The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the 2011 fiscal year.

The Audit Committee is responsible for matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see “Report of the Audit Committee”) and in its charter. Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange. Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditor, the chief financial officer and the general counsel of our lighting business, without other management present. The Board has determined that Messrs. Guynn, McCullough, and Wesley, satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the New York Stock Exchange. The Committee held five meetings during the 2011 fiscal year.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter. At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee held five meetings during the 2011 fiscal year.

The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board. The Committee’s responsibilities, as set forth in its charter, include recommending Corporate Governance Guidelines, recommending and overseeing the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held four meetings during the 2011 fiscal year.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2011 were Ray M. Robinson, Chairman, Peter C. Browning, Gordon D. Harnett, and Julia B. North. None of these individuals are or ever have been our officers or employees. During the 2011 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or our other directors are affiliated.

COMPENSATION OF DIRECTORS

Non-Employee Directors

We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;
•	compensation should align directors’ interests with the long-term interests of stockholders; and
•	the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

Annual Director Fees

In fiscal year 2011, each non-employee director received an annual director fee in the amount of $130,000, which included the meeting fees for the first five Board meetings and the first five meetings attended for each committee, and an additional fee of $5,000 for serving as chairman of a committee. Non-employee directors received $2,000 for each Board meeting attended in excess of five Board meetings per year and $1,500 for each committee meeting attended in excess of five committee meetings of each committee per year. Fifty percent of the annual director fee, or $65,000, is required to be deferred under the terms of the deferred compensation plan described below, and the remaining fees can be paid in cash or deferred at the election of the director.

Directors who are employees receive no additional compensation for services as a director or as a member of a committee of our Board.

The Board has not approved any changes to non-employee director compensation for fiscal year 2012.

Deferred Compensation Plan

Non-employee directors are required to defer one-half of their annual director fee and can elect to defer the remaining portion of the annual director fee and any chairman or meeting fees pursuant to a deferred compensation plan for non-employee directors. The deferred amounts can be invested in deferred stock units to be paid in shares at retirement from the Board or credited to an interest-bearing account to be paid in cash at retirement from the Board. Dividend equivalents on deferred stock units are credited to the interest-bearing account.

Stock Ownership Requirement

Each non-employee director is subject to a stock ownership requirement that requires the director to attain ownership in Acuity Brands common stock valued at four times the annual cash retainer fee, currently $65,000. For purposes of the ownership requirement, deferred stock units are counted toward the ownership requirement. See “Beneficial Ownership of the Company’s Securities.”

Director Compensation for Fiscal Year 2011

The following table sets forth information concerning the fiscal year 2011 compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Peter C. Browning	$132,000	$–0–	$132,000
John L. Clendenin (4)	68,500	–0–	68,500
George C. Guynn	133,500	–0–	133,500
Gordon D. Harnett	130,000	–0–	130,000
Robert F. McCullough	136,500	–0–	136,500
Julia B. North	132,000	–0–	132,000
Ray M. Robinson	137,000	–0–	137,000
Norman H. Wesley	97,500	20,000	117,500
Neil Williams	138,500	–0–	138,500

(1)	The fees earned in 2011 were paid as follows:

	Paid as Compensation Deferred to Stock Units
Name	$	#	Paid in Cash
Peter C. Browning	65,000	1,225	$67,000
John L. Clendenin	68,500	1,305	–0–
George C. Guynn	65,000	1,225	68,500
Gordon D. Harnett	81,250	1,548	48,750
Robert F. McCullough	65.000	1,225	71,500
Julia B. North	67,000	1,261	65,000
Ray M. Robinson	65,000	1,225	72,000
Norman H. Wesley	48,750	901	48,750
Neil Williams	65,000	1,225	73,500

(2)

The aggregate number of outstanding stock awards at August 31, 2011 was 196 for Mr. Harnett and 334 for Mr. Wesley. The aggregate numbers of outstanding option awards at August 31, 2011 were 5,445 for Mr. Browning, 19,361 for Mr. Clendenin, 5,445 for Mr. McCullough, 5,445 for Ms. North, 5,445 for

Mr. Robinson, and 9,075 for Mr. Williams. For fiscal year 2008, 2009 and 2011, respectively, the Company granted Messrs. Guynn, Harnett and Wesley restricted stock in connection with their initial appointment to the Board. Prior to January 2007, we granted the non-employee directors stock options for the purchase of 1,500 shares of common stock on the day of the annual meeting. The options vested after one year, are exercisable for ten years and expire at the earlier of ten years from the date of grant or three years following retirement from the Board.

(3)	The only perquisite received by directors is a Company match on charitable contributions. The maximum match in any fiscal year is $5,000 and, therefore, is not required to be included in the table.

(4)	Mr. Clendenin served as a member of our Board during fiscal year 2011 until our 2010 Annual Meeting of Stockholders on January 7, 2011.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of November 9, 2011, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Share Units Held in Company Plans(5)
Mark A. Black	84,484	*	–0–
Peter C. Browning	6,445	*	19,310
George C. Guynn	457	*	6,174
Gordon D. Harnett	1,590	*	8,790
Robert F. McCullough	6,445	*	16,504
Vernon J. Nagel	1,029,884	2.4%	–0–
Julia B. North	6,445	*	23,880
Richard K. Reece	259,483	*	–0–
Ray M. Robinson	6,445	*	29,021
Norman H. Wesley	3,834	*	1,247
Neil Williams	18,546	*	24,796
All directors and executive officers as a group (11 persons)	1,424,058	3.3%	129,722
T. Rowe Price Associates, Inc. (6)	4,673,547	11.1%	N/A
BlackRock, Inc. (7)	3,020,025	7.2%	N/A
FMR LLC (8)	2,627,270	6.2%	N/A
Standard Life Investments Ltd (9)	2,313,278	5.5%	N/A
Artisan Partners Holdings LP (10)	2,267,598	5.4%	N/A
M&G Investment Management Ltd. (11)	2,135,000	5.1%	N/A

*	Represents less than one percent of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)

Includes shares that may be acquired within 60 days of November 9, 2011 upon the exercise of employee and director stock options, as follows: Mr. Black, 38,790 shares; Mr. Browning, 5,445 shares; Mr. Guynn, 0 shares; Mr. Harnett, 0 shares; Mr. McCullough, 5,445 shares; Mr. Nagel, 767,141 shares; Ms. North, 5,445 shares; Mr. Reece, 151,849 shares; Mr. Robinson, 5,445 shares; Mr. Wesley, 0 shares; Mr. Williams, 7,260 shares; and all current directors and executive officers as a group, 986,820 shares.

(3)

Includes time-vesting restricted shares granted under our Long-Term Incentive Plan, portions of which vest in January 2012, 2013, and 2014, April 2012 and 2013, and October 2012, 2013, 2014, and 2015. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Black 32,112 shares; Mr. Harnett, 196 shares; Mr. Nagel, 106,450 shares; Mr. Reece, 49,072 shares; Mr. Wesley, 334 shares; and all current directors and executive officers as a group, 188,164 shares.

(4)	Based on aggregate of 42,064,976 shares of Acuity Brands common stock issued and outstanding as of November 9, 2011.

(5)

Includes share units held by non-employee directors in the Nonemployee Directors’ Deferred Compensation Plan. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)

This information is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, on June 10, 2011 containing information as of May 31, 2011.

(7)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, on February 3, 2011 containing information as of December 31, 2010.

(8)	This information is based on a Schedule 13G/A filed with the SEC by FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109, on October 10, 2011 containing information as of September 30, 2011.

(9)

This information is based on a Schedule 13G filed with the SEC by Standard Life Investments Ltd, 1 George Street, Edinburgh, Scotland, United Kingdom, on February 14, 2011 containing information as of December 31, 2010.

(10)

This information is based on a Schedule 13G/A filed with the SEC by Artisan Partners Holdings LP, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, on February 11, 2011 containing information as of December 31, 2010.

(11)

This information is based on a Schedule 13G/A filed with the SEC by M & G Investment Management Ltd., Governor’s House, Laurence Pountney Hill, London, UK, EC4R 0HH, on May 4, 2011 containing information as of April 20, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the New York Stock Exchange, and us. All filings were timely during fiscal year 2011 with the exception of a Form 4 by Mark A. Black, which was filed three days late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.

We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.

Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. We annually request each director to verify and update the following information:

—	a list of entities where the director is an employee, director, or executive officer;
—	each entity where an immediate family member of a director is an executive officer;
—	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and
—	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director or trustee.

We compile a list of all such persons and entities and it has been reviewed and updated, we distribute it within the Company to identify potential transactions through comparison to ongoing transactions, along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.

In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics requires directors and employees to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships or situations that would otherwise violate the Code of Ethics, after the director or employee has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.

Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.

Management also follows additional procedures to identify related party transactions. These procedures are not evidenced in writing, but are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees.

With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board is responsible for supervising the management of the Company. The Board has determined that all of its current members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in our Governance Guidelines (available on our website at www.acuitybrands.com under “Corporate Governance”), and a finding of no other material relationships.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at nine.

The terms for three of our directors, Peter C. Browning, Ray M. Robinson and Norman H. Wesley, expire at this annual meeting. Messrs. Browning, Robinson and Wesley have been nominated for re-election at the annual meeting. If elected, Messrs. Browning, Robinson and Wesley will hold office for three-year terms expiring at the annual meeting for fiscal year 2014 or until their successors are elected and qualified.

In recommending Mr. Browning for reelection, the Board’s Governance Committee specifically considered Mr. Browning’s former service on the board of directors of Wachovia Corporation, including his service on several board committees, and the implications of his service on our stockholders. The Governance Committee determined that Mr. Browning is a highly capable individual who brings significant business experience, including as a former chief executive officer of two manufacturing companies and expertise in a number of critical areas to our Board, and unanimously recommended that he be nominated for reelection to the Board.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

The director nominees listed below are currently directors of the Company. The following is a brief summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company, if applicable.

Director Nominees for Terms Expiring at the 2014 Annual Meeting

PETER C. BROWNING

¡	70 years old
¡	Director since December 2001
¡	Lead Director of Nucor Corporation since 2006
¡	Non-executive Chairman of Nucor Corporation from September 2000 to 2006
¡	Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005
¡	Executive of Sonoco Products Company 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to July 2000
¡	Chairman and CEO of National Gypsum 1990 to 1993
¡	Director: EnPro Industries, Inc., Lowe’s Companies, Inc., and Nucor Corporation
¡	Previous Directorships: Wachovia Corporation and The Phoenix Companies, Inc.
¡	Member of the Compensation and Governance Committees of the Board
¡

Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies servicing individual and consumer businesses, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the manufacturing industry gained from senior leadership positions and board service, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2014

RAY M. ROBINSON

¡	63 years old
¡	Director since December 2001
¡	Non-executive Chairman of Citizens Trust Bank since May 2003
¡	President of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and President Emeritus since December 2005
¡	Vice Chairman of Atlanta’s East Lake Community Foundation since January 2005 and Chairman from November 2003 until January 2005
¡	President of the Southern Region of AT&T Corporation from 1996 to May 2003
¡	Director: Aaron’s Inc., American Airlines, Avnet, Inc. (Lead Director), Citizens Trust Bank (trading as Citizens Bancshares), and RailAmerica, Inc.
¡	Previous Directorships: Choicepoint Inc. and Mirant Corporation
¡	Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board
¡

Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2014

NORMAN H. WESLEY

¡	61 years old
¡	Director since January 2011
¡

Chairman of Fortune Brands, Inc. (“Fortune”) from December 1999 until September 2008; served as Chief Executive Officer from December 1999 to December 2007; also served in a series of senior executive positions with Fortune from 1984 to 1999

¡	Director: ACCO Brands Corporation and Fortune Brands Home & Security, Inc.
¡	Previous Directorships: R.R. Donnelly & Sons Company, Pactiv Corporation, and Fortune Brands, Inc.
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Wesley’s operational and strategic expertise from his more than 20 years of experience as a senior executive, including eight years of experience as Chairman and Chief Executive Officer of a multinational corporation with various brands serving multiple sales channels, as well as his service on other public company boards, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2014

The Board of Directors recommends that you vote FOR the three director nominees.

Directors with Terms Expiring at the 2012 or 2013 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.

GEORGE C. GUYNN

¡	68 years old
¡	Director since March 2008
¡	President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1995 through 2006 and Chief Operating Officer from 1983 through 2005
¡	Director: Genuine Parts Company and Oxford Industries, Inc.
¡	Trustee: Ridgeworth Investments and GenSpring Multi-Manager Portfolio (formerly GenSpring Growth Capital)
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Guynn’s significant financial and accounting knowledge, deep understanding of economic trends impacting the U.S. and global economy and our industry, experience with governmental relations and regulatory issues, and service on other public company boards, including extensive service on the audit committees of other public companies, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2012

GORDON D. HARNETT

¡	68 years old
¡	Director since January 2009
¡	Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. from 1991 until May 2006
¡

Senior Vice President of The B.F. Goodrich Company (“Goodrich”) from 1988 to 1991; President and Chief Executive Officer of Tremco Inc., a wholly owned subsidiary of Goodrich, from 1982 to 1988; series of senior executive positions with Goodrich from 1977 to 1982

¡	Director: EnPro Industries, Inc. (Non-executive Chairman) and PolyOne Corporation (Lead Director)
¡	Previous Directorships: Brush Engineered Materials, Inc. and The Lubrizol Corporation
¡	Member of the Compensation and Governance Committees of the Board
¡

Mr. Harnett’s knowledge of the manufacturing industry, leadership experience from serving as Chairman and Chief Executive Officer of a multinational corporation and broad understanding of international operations gained through senior leadership positions, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2013

ROBERT F. McCULLOUGH

¡	69 years old
¡	Director since March 2003
¡	Former Chief Financial Officer of Invesco Ltd. (formerly AMVESCAP PLC), from April 1996 to May 2004, and Senior Partner from May 2004 until he retired in December 2006
¡	Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until April 1996
¡	Certified Public Accountant
¡	Member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants
¡	Director: Primerica, Inc. and Schweitzer-Mauduit International, Inc.
¡	Previous Directorships: Comverge, Inc. and Mirant Corporation
¡	Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board
¡

Mr. McCullough’s expertise in accounting, financial controls and financial reporting, experience consulting on areas related to strategic planning and service on other public company boards, including having served as the chairman of several audit committees, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2013

VERNON J. NAGEL

¡	54 years old
¡	Director since January 2004
¡	Chairman and Chief Executive Officer of the Company since September 2004; President since August 2005
¡	Vice Chairman and Chief Financial Officer from January 2004 through August 2004, and Executive Vice President and Chief Financial Officer from December 2001 to January 2004
¡	Certified Public Accountant (inactive)
¡	Serves on the Governance Board of the National Electrical Manufacturers Association
¡	Chairman of the Executive Committee of the Board
¡

Mr. Nagel’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer, his unique understanding of our strategies and operations and his extensive financial and accounting expertise gained through his senior leadership positions with the Company, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2012

JULIA B. NORTH

¡	64 years old
¡	Director since June 2002
¡	President and Chief Executive Officer of VSI Enterprises, Inc., a Georgia-based manufacturer of video conferencing systems, from November 1997 to July 1999
¡	Held various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services
¡	Director: Community Health Systems, Inc. and Lumos Networks Corp.
¡	Previous Directorships: Simtrol, Inc., Winn-Dixie Stores, Inc., MAPICS, Inc., and NTELOS Holdings Corp.
¡	Member of the Compensation and Governance Committees of the Board
¡

Ms. North’s operational expertise in marketing and consumer service gained through senior executive positions, service as a director on other public company boards, and experience across a wide range of complex industries, including at companies with large labor intensive-workforces, qualify her to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2012

NEIL WILLIAMS

¡	75 years old
¡	Director since December 2001
¡	General Counsel of Invesco Ltd. (formerly AMVESCAP PLC), from October 1999 until his retirement in December 2002
¡	Partner with the law firm Alston & Bird LLP and its predecessors from 1965 to October 1999 and served as managing partner from 1984 to 1996
¡	Chairman of the Board of Trustees of The Duke Endowment, Charlotte, North Carolina
¡	Non-Executive Chairman and Director of Invesco Mortgage Capital, Inc.
¡	Previous Directorships: NDCHealth Corporation
¡	Lead Director, Chairman of the Governance Committee, and a member of the Audit and Executive Committees of the Board
¡

Mr. Williams’ extensive experience as a practicing lawyer counseling companies on corporate finance and mergers and acquisitions transactions, expertise on governance issues, service on other public company boards, and management experience gained through managing an international law firm and as general counsel of a global business enterprise, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2013

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of E&Y as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2012. E&Y has performed this function for us since 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2011 and fiscal year 2010 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls.

The Audit Committee received from E&Y the required written disclosures and the letter from E&Y regarding their independence and the report regarding the results of their integrated audit. In connection with its review of the financial statements and the auditors’ required communications and reports, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

—	the auditors’ responsibilities in accordance with standards of the Public Accounting Oversight Board (United States);
—	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
—	all material alternative accounting treatments under U.S. Generally Accepted Accounting Principles;
—	other information in documents containing audited financial statements;
—	management’s significant judgments and accounting estimates;
—	whether there were any significant audit adjustments;
—	whether there were any disagreements with management;
—	whether there was any consultation with other accountants;
—	whether there were any major issues discussed with management prior to the auditors’ retention;
—	whether the auditors encountered any difficulties in performing the audit; and
—	the auditors’ judgments about the quality of the Company’s accounting policies.

Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011 for filing with the SEC.

AUDIT COMMITTEE

Robert F. McCullough, Chairman

George C. Guynn

Norman H. Wesley

Neil Williams

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2011 and 2010:

	2011	2010
Fees Billed:
Audit Fees	$1,930,000	$2,097,200
Audit-Related Fees	103,900	98,000
Tax Fees	81,400	116,000

Total	$2,115,300	$2,311,200

Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, and audit of statutory financial statements in certain foreign locations. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees in 2010 also include fees for services rendered in connection with our debt offering.

Audit-Related Fees include amounts billed to us primarily for the annual audits of our defined contribution plans.

Tax Fees include amounts billed to us primarily for international tax compliance in fiscal years 2011 and 2010.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Directors with Terms Expiring at the 2012 or 2013 Annual Meetings.”

Other executive officers as of the date of this Proxy Statement are:

Name and Principal Business Affiliations

RICHARD K. REECE

¡	55 years old
¡	Executive Vice President of the Company since September 2006; Senior Vice President from December 2005 to September 2006; and Chief Financial Officer since December 2005
¡	Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
¡	President of Belden’s Communications Division from June 1999 to April 2002
¡	Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
¡	Certified Public Accountant
¡	Member of the American Institute and the Texas Society of Certified Public Accountants
¡	Serves on the Board of Tomkins Building Products, a subsidiary of privately-held Tomkins Limited
¡	Serves on the Board of the National Association of Manufacturers

MARK A. BLACK

¡	50 years old
¡	Executive Vice President of Acuity Brands Lighting, Inc. since December 2007
¡	Senior Vice President, Acuity Business Systems for Acuity Brands, Inc. from September 2006 until December 2007
¡	Independent consultant for ‘Lean’ principles and implementation from September 2003 until August 2006
¡	President of CPM, Inc. from December 2000 until August 2003
¡	Vice President of Operations and Corporate Officer of WPT Inc. from May 1997 through January 2000

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2011 for filing with the SEC.

The Compensation Committee

Ray M. Robinson, Chairman

Peter C. Browning

Gordon D. Harnett

Julia B. North

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes the material elements of the fiscal 2011 compensation program for the executive officers named in the Summary Compensation Table, who are called the named executive officers. We first provide an executive summary. We then give a business update for fiscal 2011, and describe our executive compensation philosophy, the overall objectives of our compensation program and each element of compensation that we provide. We also describe the key factors the Compensation Committee considered in determining fiscal 2011 compensation for the named executive officers.

For fiscal 2011, our named executive officers are:

—	Vernon J. Nagel, Chairman, President and Chief Executive Officer of Acuity Brands, Inc.;
—	Richard K. Reece, Executive Vice President and Chief Financial Officer of Acuity Brands, Inc.;
—	Mark A. Black, Executive Vice President of Acuity Brands Lighting, Inc.; and
—	Jeremy M. Quick, the former Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc. who left the Company effective January 31, 2011.

Executive Summary

Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and shareholder interests and concerns. The core of our executive compensation philosophy continues to be to “pay for performance.”

Despite the continuing challenges of the economy, fiscal 2011 was a good year for us financially. We met or exceeded our target objectives for diluted earnings per share, operating profit, consolidated operating profit margin, and cash flow, the key performance measures under our annual cash and equity incentive awards. In making compensation decisions, the Compensation Committee took into account these performance measures as well as a number of other factors, including:

—	Return on stockholders’ equity in excess of cost of capital;
—

Solid execution of our annual business plan and progress on achieving key strategic goals, such as the introduction of new, more energy-efficient products and services, as well as investments in areas representing growth potential, such as our solid-state luminaires, lighting controls, and daylighting portfolios;

—	Continued focus on leadership development and performance management processes; and
—

Positive total shareholder returns (“TSR”) over the various 1, 3 and 5-year periods, as well as comparisons to the Dow Jones U.S. Electrical Components & Equipment Index, the Dow Jones U.S. Building Materials & Fixtures Index, and the Standard & Poor’s 400 Index.

When looking at our performance over the longer term, we have achieved a five-year annualized total return of 6.7%, compared with 4.6% for the S&P Midcap 400 Index, 2.7% for the Dow Jones U.S. Electrical Components & Equipment Index, and -2.2% for the Dow Jones U.S. Building Materials & Fixtures Index over the same period. In addition, we achieved a five-year compounded annualized growth rate in diluted earnings per share from continuing operations of 6.9%.

Based on this comprehensive performance assessment, and combined with a review of the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers:

—	Due to the continuing challenging economic environment, no base salary increases were approved for fiscal 2011;
—

Annual cash incentive awards to named executive officers were paid at approximately 140% of target based on the fiscal 2011 performance goals previously approved by the Compensation Committee, adjusted for their individual performance factor; and

—

Equity incentive awards (granted in October 2011 based upon fiscal 2011 performance) were approved at approximately 125% of target and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Committee believed offered a total equity incentive opportunity aligned with shareholder interests with the appropriate balance of risk, long-term company stock price performance and retention.

The Compensation Committee undertook its annual risk assessment of our compensation program for fiscal 2011. The Committee concluded that the program does not encourage management to take excessive risks that may have a material impact on the Company, and that the program serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules and significant stock ownership requirements.

Business Update

Market conditions remained challenging in fiscal 2011. New U.S. non-residential construction, a primary market for us, declined approximately 5% compared to the prior year due to weak economic conditions, including high unemployment and restrictive credit standards for commercial and industrial development. Despite these challenges, fiscal 2011 net sales of $1.8 billion increased over 10% compared with the prior year. The growth in net sales was due primarily to an approximate 5% increase in unit volume shipments, 3% associated with acquisitions, and 2% favorable change in price/mix of products sold.

Consolidated operating profit margin was 10.5%, up approximately 80 basis points compared with the year-ago period. Income from continuing operations was $105.5 million, an increase of 34% compared with fiscal 2010. Diluted earnings per share from continuing operations were $2.42, an increase of 35% compared with the year-ago period.

In fiscal 2011, we generated $161 million in net cash from operating activities and $138 million in free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment). Fiscal 2011 is the seventh out of the last eight years where we have generated free cash flow in excess of our net income. Additionally, we ended fiscal 2011 with a cash balance of $170 million, while investing $90 million in acquisitions and $23 million in capital expenditures, paying $23 million of dividends to stockholders, and repurchasing $61 million of company stock.

On the strategic front, we accomplished a number of items in fiscal 2011. We completed four key acquisitions in fiscal 2011, continuing our efforts to diversify our product portfolio and expand our addressable market. We also continued to invest in areas representing significant future growth potential, including maintaining our pace of introductions of new products, creating more than 100 new product families for the third year in a row, expanding our portfolio of energy-efficient luminaires, lighting control solutions, and now LED-based lamps. We continued to focus on extending our leadership position in North America, while diversifying our product portfolio and expanding our channels to market, making us less reliant on new construction. We made strides in four key areas of strategic focus: customer service; pricing and margin management; geographical channel and product portfolio expansion (including significant additions to our sustainable and energy-efficient products and solutions); and Company-wide productivity.

Compensation Design and Philosophy

The executive compensation program is designed to:

—	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
—	Provide rewards to executives who create value for stockholders;
—	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
—	Provide a framework for the fair and consistent administration of pay policies.

We compensate management and other key associates through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a “pay for performance” environment, total compensation is comprised of a base salary, generally targeted to be at median (or lower, as in the case of Mr. Nagel), plus significant at-risk performance-based variable annual cash and equity incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our “pay for performance” philosophy:

—	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;
—	An appropriate balance should be struck between the focus on achievement of annual goals and the focus on encouraging long-term growth of the company so as to appropriately balance risk;
—

Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and

—	Management should focus on the long-term interests of all stakeholders, including stockholders.

Going beyond our senior management, we encourage a “pay for performance” philosophy for all of our salaried associates. Each year we put in place an incentive plan for these associates with performance goals that are structured similarly to those for our Annual Cash Incentive Plan.

Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be a premier industrial company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific metrics, including:

—	Annual growth in earnings per share of 15% or greater;
—	Operating profit margin in the mid-teens;
—	Return on stockholders’ equity of 20% or better; and
—	Generation of cash flow from operations less capital expenditures in excess of net income.

As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper-quartile compensation for upper-quartile performance.

In implementing our compensation philosophy, we emphasize the significant amount of risk factored into the total direct compensation mix (base salary and annual cash and equity incentive awards) of our named executive officers with expectations for sustained long-term upper-quartile Company performance. This places each executive officer’s total direct compensation opportunity subject to considerable leverage—medium fixed pay in the form of base salary and a wide range of possible outcomes with respect to annual cash and equity incentive compensation driven by performance. An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, which is well down into the lowest quartile of the peer group described below. At the same time, Mr. Nagel’s annual cash and equity incentive award targets are structured to provide an opportunity for him to earn annual and long-term compensation at the upper quartile of competitive compensation as compared to the peer group, if targeted levels of performance are achieved. Because we review our business plans annually and we have significant ownership requirements for our executives, we believe that we have an appropriate balance of incentives while limiting excessive risk taking.

Compensation Risk Analysis

Because performance-based incentives play a large role in our overall executive compensation program, including our executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing annual incentives and long-term performance. We address this in several ways.

—

The various financial performance measures that are set under our annual cash and equity incentive award plans are balanced and based upon budgeted levels that are reviewed and approved by the board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.

—

Awards under the equity incentive plan are made in the form of equity grants that vest over time. We believe the three and four year vesting of the equity awards mitigates against unnecessary or excessive risk taking.

—	The Annual Cash Incentive Plan and the Long-Term Incentive Plan have maximum payout limitations for each participant and on the total amount of payments to all eligible employees in a fiscal year.
—

Because the value of the equity awards are best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described below), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.

After reviewing with management the design of our compensation programs, the Compensation Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules and significant stock ownership requirements.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2011, the Compensation Committee engaged the compensation consulting firm of Pay Governance LLC. Pay Governance provides no additional consulting services to us.

The Compensation Committee periodically approves an engagement letter that describes the duties to be performed by the consultant and the related costs. Under the terms of existing engagement letters, Pay Governance performed the following services for the Compensation Committee in fiscal 2011, in addition to preparation for and attendance at meetings of the Compensation Committee:

—	Provided peer group and market pricing analysis for the chief executive officer and the other named executive officers;
—	Throughout the year, provided the Compensation Committee with assistance and support on various issues, including updates related to evolving governance trends; and
—	Reviewed the draft proxy statement and provided drafting input and disclosure suggestions.

The chairman of the Compensation Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.

Market Data

The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses. For fiscal 2011, the Committee requested that Pay Governance perform this comparison, and Pay Governance provided compensation data for purposes of the chief executive officer’s compensation review and for the other named executive officers. In each case, the total sample of survey participants was narrowed to include only those companies of comparable-size.

For purposes of analyzing named executive officer compensation, at the request of the Compensation Committee, Pay Governance undertook a review of our peer group and presented to the Compensation Committee recommendations for certain changes to the peer group. Pay Governance compiled a list of recommended peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent, with a particular focus on ensuring industry-representative peers. Pay Governance developed a list of recommended peer companies based upon an assessment of each company’s industry, annual revenues, market capitalization, one-year and three-year levels of historical profitability, and one-year and three-year levels of historical total shareholder returns. The Compensation Committee reviewed the recommendations of the consultant and approved the list of peer companies.

The peer group is comprised of the following list of 17 companies and includes primarily industrial machinery, electrical components and equipment, and building products companies with size and financial characteristics generally comparable to us:

Actuant Corporation	Graco Inc.
AMETEK Inc.	Hubbell Incorporated
A. O. Smith Corp.	Lincoln Electric Holdings, Inc.
Armstrong World Industries, Inc.	Regal Beloit Corporation
Belden Inc.	Roper Industries, Inc.
Brady Corp.	Steelcase, Inc.
Cooper Industries, Ltd.	Thomas & Betts Corporation
EnerSys	The Toro Company
Valmont Industries, Inc.

Several companies that had been part of the peer group in fiscal 2010, including Brinks Co., Columbia Sportswear Co., Phillips Van Heusen Corp., Railcorp Holdings Inc. and Tupperware Brands Corp. were eliminated as they were no longer an appropriate comparison in terms of industry.

In addition to the peer group, the Compensation Committee also considered the general published survey data from the Towers Watson 2011 General Industry Executive Compensation Database.

General Compensation Levels

The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The annual cash and equity incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met. In addition, the Compensation Committee retains the discretion to make awards outside of these parameters if it determines that a discretionary award is appropriate based on various performance-related facts and circumstances for the fiscal year.

In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies that are representative of the companies with whom we compete for executive talent.

Weighting and Selection of Elements of Compensation

The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering the market compensation data as described above. Base salary is the only portion of compensation that is assured. The more senior the executive within the Company, the greater the weight allocated to annual cash and equity incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is at risk for senior executives, actual amounts earned depend on annual company performance as well as individual performance.

The Compensation Committee uses plan guidelines as well as its judgment and discretion in deciding the mix and value of equity incentive compensation. Various types of equity awards, including restricted stock and stock options, are considered to motivate executives to act like stockholders and to focus on the long-term performance of the business. Restricted stock and stock options are designed to mirror stockholder interests and make executives sensitive to upside potential and stockholder gains, as well as to downside risk, because a change in the stock price affects overall compensation.

Equity incentives historically have been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. However, the Compensation Committee retains discretion to make awards for achievement outside of the targets set forth in the incentive plan.

Elements of Executive Compensation

We typically structure our executive compensation program using the following compensation elements:

—	Base salary;
—	Annual cash incentives (such as annual bonus awards made under the Management Compensation and Incentive Plan, which we refer to as the Annual Cash Incentive Plan);
—	Performance-based equity incentive awards (such as the equity awards made under our Long-Term Incentive Plan); and
—	Post-termination compensation (such as retirement benefits and severance and change in control arrangements).

The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match in fiscal 2011 for Messrs. Nagel and Quick). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time employees.

The objective for each element of compensation is described below.

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience and responsibility.
Performance-Based Annual Cash Incentive Award	• Provide variable cash compensation opportunity based on achievement of annual performance goals; and

• Reward individual performance and Company or business unit performance.
Performance-Based Equity Incentive Award	• Provide variable equity compensation opportunity based on achievement of annual performance goals;

• Reward individual performance and overall Company performance;
• Encourage and reward long-term appreciation of stockholder value;
• Encourage long-term retention through three-year and four-year vesting periods for awards; and
• Align management compensation with interests of stockholders.
Post-termination Compensation	• Encourage long-term retention through pension benefits; and

• Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

Base Salary

The Compensation Committee sets base salary to be competitive with the general market. The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile, although it is set lower in the case of Mr. Nagel, as described below. For the named executive officers, the Compensation Committee considers the peer group data and general survey data described above in determining market levels.

In accordance with our “pay for performance” philosophy, Mr. Nagel’s salary of $600,000 is in the bottom quartile of the peer group and has not been increased since 2004. In light of the continuing economic environment, the chief executive officer recommended and the Compensation Committee approved no base salary increases for the named executive officers for fiscal 2011.

Incentive Compensation Programs

As part of our “pay for performance” philosophy, a substantial portion of our named executive officers’ total compensation opportunity is provided in the form of annual incentive awards consisting of two at-risk elements: cash and equity. Annual cash incentive awards are earned only if we achieve specific annual corporate and individual performance objectives, which we believe focuses our executives’ efforts on corporate results that directly impact our stock price and link individual performance to our long-term strategic plan. Similarly, equity incentive awards are earned only if we achieve specific annual corporate performance goals. The equity awards have three or four year vesting schedules designed to align executive compensation with long-term stockholder interests. The extended vesting schedule for the equity awards mitigates against unnecessary or excessive risk. Each of these incentive compensation programs, including the specific corporate performance goals for each program for fiscal 2011, is described in more detail below.

Annual Cash Incentive Awards

Performance-based annual cash incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant at-risk component of overall compensation. Annual cash incentive awards are made under the Acuity Brands, Inc. 2007 Management Compensation and Incentive Plan (the “Annual Cash Incentive Plan”), which was approved by Acuity Brands’ stockholders at the January 2008 annual meeting. The Annual Cash Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.

At the start of a fiscal year, an individual annual cash incentive target, stated as a percentage of base salary, is determined for each participant. Measures of Company and business unit financial performance for the fiscal year are also determined. The actual award earned is based on the results of financial performance for the fiscal year. In addition, for Messrs. Nagel, Reece and Black, the actual award earned is subject to the application of negative discretion by the Compensation Committee. The Committee takes into account individual performance for the fiscal year in applying the negative discretion. The award, if earned, is paid in cash.

Financial Performance—General

Generally, at the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target and maximum levels, which determine payouts. For most participants, achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor. However, for Messrs. Nagel, Reece and Black, achieving target financial performance would yield an award of 200% of the target amount, which is then subject to the application of negative discretion by the Compensation Committee. The target and maximum levels are structured this way for certain senior executives to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below). Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual cash incentive awards to all eligible employees, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.

When deciding what financial measures to use at the start of a fiscal year, and the threshold, target and maximum levels of achievement of those measures, the Compensation Committee carefully considers the state of our business, including the prevailing economic environment, and what financial measures are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures. The financial measures are chosen from an array of possible financial measures included in the Annual Cash Incentive Plan.

Financial performance is measured separately for Acuity Brands as a whole and for our business unit, though the Committee considers overall alignment of performance goals to ensure associates are focused on and rewarded for achieving desired results. Depending on the named executive officer’s responsibilities, the calculation of his annual cash incentive award is measured and determined based on Company-wide performance or business unit performance, as appropriate for that named executive officer.

Fiscal 2011 Financial Performance Measures and Weighting

The performance measures and weighting for fiscal 2011 awards were established by the Compensation Committee and ratified by the Board of Directors early in fiscal 2011, based on our expectations for the fiscal year. These measures and weightings are consistent with those selected by the Committee for fiscal 2010.

Company Performance	Weighting	Business Unit Performance	Weighting
Adjusted diluted earnings per share	34%	Adjusted operating profit	34%

Adjusted consolidated operating profit margin	33%	Adjusted operating profit margin	33%

Adjusted cash flow	33%	Adjusted cash flow	33%

For Company performance, adjusted diluted earnings per share is computed by dividing net income by diluted weighted average number of shares and adjusted to exclude the impact of the distortive effect of acquisitions. Adjusted consolidated operating profit margin is calculated as operating profit divided by net sales and adjusted to exclude the impact of the distortive effect of acquisitions. Adjusted cash flow is calculated as cash flow from operations, minus capital expenditures, plus cash received on sale of property, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions. For business unit performance, adjusted operating profit excludes the impact of the distortive effect of acquisitions. Adjusted operating profit margin is calculated as adjusted operating profit divided by net sales. Adjusted cash flow is calculated as cash flow from operations, minus capital expenditures, plus cash received on sale of property, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions.

Individual Performance

Performance of individual participants in the Annual Cash Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives and (2) considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.

The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. The individual objectives established for the named executive officers include objectives that are common across all executives, and objectives specific to each individual’s role at our company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including the named executive officers, is given an individual performance management process rating (a PMP Rating), which is translated to a PMP Payout Percentage.

The maximum PMP Payout Percentage that can be earned by participants in the plan is 140%. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.

The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2011.

	Range of PMP Payout Percentage
PMP Rating	Minimum	Maximum
Exceptional	110%	140%
Superior	85%	125%
Commendable	70%	110%
Fair	0%	70%
Unacceptable	0%	0%

Determination of Award

The level of financial performance is determined after the end of the fiscal year based on actual business results compared to the financial measures set at the beginning of the fiscal year. In addition, the chief executive officer reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards. Under the plan, the amount of each actual annual cash incentive award, including the awards to the named executive officers, would be determined as follows:

Base Salary x (Annual Cash Incentive Target % x Financial Performance Payout %) x PMP Payout %

The Annual Cash Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2011, they were as follows: Mr. Nagel—150%; Mr. Reece—65%; Mr. Black—65%; and Mr. Quick—55%.

The Financial Performance Payout Percentage at target is 100% for most participants in the Annual Cash Incentive Plan. For Messrs. Nagel, Reece and Black, the Financial Performance Payout Percentage at target is 200%. The greater percentage is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.

For example, for Mr. Nagel the calculation for his annual cash incentive award, assuming that Company performance was at target and that he received an actual PMP Rating of “commendable” equivalent to a PMP Payout Percentage of 100%, would be as follows:

$600,000  x  (150%  x  200%)  x  100%  =  $1,800,000

The Compensation Committee then determines the final award by applying negative discretion as it considers appropriate in accordance with the requirements of Section 162(m) of the Code.

Fiscal 2011Annual Cash Incentive Award

The following table outlines the fiscal 2011 performance measures, the weighting for each performance measure and the threshold, target, maximum, and actual 2011 performance levels, as determined by the Compensation Committee. In accordance with our philosophy, the performance measures at the target level were set at a level approximately equal to the 75th percentile of longer-term financial performance for public companies in the S&P 500 and S&P 400 indexes.

The performance levels at threshold, target and maximum were derived from our long-term financial performance targets, which are in the upper quartile of financial performance for mid-to-large cap companies, and therefore differed from the operating plan targets for fiscal 2011. The maximum award is designed to reward only exceptional performance.

($ millions, except earnings per share)	Weighting	Performance Objectives			Actual Performance Fiscal 2011
		Threshold	Target	Maximum
Company Performance (1)
Adjusted diluted earnings per share (from continuing operations)	34%	$1.94	$2.19	$3.02	$2.42
Adjusted consolidated operating profit margin	33%	9.9%	10.5%	12.1%	10.5%
Adjusted cash flow	33%	$92	$103	$139	$139
Business Unit Performance (2)
Adjusted operating profit	34%	$180	$198	$257	$210
Adjusted operating profit margin	33%	11.0%	11.8%	13.4%	11.7%
Adjusted cash flow	33%	$180	$198	$257	$220

(1)

Under which the fiscal 2011 annual cash incentive awards were determined for Messrs. Nagel and Reece. As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2011 awards for Messrs. Nagel and Reece.

(2)

Under which the fiscal 2011 annual cash incentive awards were determined for Mr. Black. As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2011 award for Mr. Black.

In October 2011, based on the Compensation Committee’s certification of performance with respect to fiscal 2011 annual cash incentive targets using information prepared by the finance department, the Board approved the Compensation Committee’s recommendations with respect to fiscal 2011 annual cash incentives for the named executive officers. The Compensation Committee determined that adjustments to the financial performance metrics for the impact of the distortive effect of acquisitions was de minimis, and therefore, no adjustments to the fiscal 2011 metrics were made. The following table outlines the threshold, target, maximum, and actual 2011 awards earned under the Annual Cash Incentive Plan for each of the named executive officers for fiscal 2011 as a dollar amount (in thousands), other than Mr. Quick who departed the Company effective January 31, 2011.

($ in thousands) Named Executive Officer	Annual Incentive Target %	Threshold ($)	Target ($)	Maximum ($)		Actual 2011 Annual Incentive Award Earned ($)(2)
Vernon J. Nagel	150	0	1,800	4,000	(1)	1,500
Richard K. Reece	65	0	536	2,250		550
Mark A. Black	65	0	494	2,075		425

(1)	The maximum award for Mr. Nagel was capped by the Annual Cash Incentive Plan’s limit of a $4.0 million maximum award payable to an individual participant for any fiscal year.

(2)	Reflects application of negative discretion by the Compensation Committee in determining the final awards.

Based on the achievement of Company or business unit performance measures, as appropriate, and their PMP ratings, Messrs. Nagel, Reece and Black were eligible to receive annual cash incentive awards of $3,400,000, $1,066,000 and $850,000, respectively. As expected, the Compensation Committee exercised negative discretion to reduce the amount of the awards as shown in the table above.

As part of our overall “pay for performance” philosophy, we maintain an annual discretionary incentive plan covering all salaried associates who are not eligible to participate in the Annual Cash Incentive Plan. The incentive plan is designed to reward growth and operating profit. Based on the achievement of business unit performance measures, an earned payout was attained in the amount of approximately 3.3% of annual base compensation for all salaried associates not eligible to participate in the Annual Cash Incentive Plan.

Equity Incentive Awards

A substantial portion of the total direct compensation of our named executive officers is delivered in the form of equity awards, including restricted stock and stock options. Equity incentive awards are generally granted on an annual basis and are allocated based on the achievement of annual Company-wide financial targets and individual performance ratings. Awards are made under the Amended and Restated Acuity Brands, Inc. Long-Term Incentive Plan (the equity incentive plan, or “EIP”), which was approved by stockholders at the January 2008 annual meeting.

The purpose of the EIP is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. The EIP creates a pool of equity available for annual grants to all eligible associates, including the named executive officers. In fiscal 2011, there were approximately 200 eligible participants in the EIP. The Committee believes that awards under the EIP promote a long-term focus on our profitability due to the multi-year vesting period under the plan.

At the beginning of each year, the Compensation Committee selects performance criteria, upon which awards under the EIP are based, from the range of performance measures contained in the EIP. Specific performance goals for the fiscal year are set by the Compensation Committee.

Target awards are determined as a percentage of each executive officer’s salary. For most participants in the EIP, achieving target Company financial performance yields an award of 100% of the target award for the participant, excluding any individual performance factor. For Messrs. Nagel, Reece and Black, achieving target Company performance yields an award of 200% of the target award. The greater percentage for these named executive officers is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code. The total equity incentive award payments to all eligible employees under the EIP cannot exceed 8% of adjusted consolidated operating profit before expenses associated with the EIP.

Final awards for each participant are determined by comparing actual Company performance against the established performance criteria for the year. Final awards also take into account each individual’s PMP Rating. Individual performance is evaluated in the same manner as under the Annual Cash Incentive Plan, except that the payout factor is as follows:

PMP Rating	PMP Payout Percentage
Exceptional	Up to 150%
Superior	Up to 125%
Commendable	Up to 100%
Below Standard	0%

The Compensation Committee selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance with calibrations made across comparable positions to achieve consistency of the percentages selected.

The dollar amount of each actual EIP award, including the named executive officers, is determined as follows:

Base Salary x (EIP Target % x Financial Performance Payout %) x PMP Payout %

The Compensation Committee, in its discretion, taking into account the recommendations of the chief executive officer, may increase or decrease awards under the EIP and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards.

Each year, if an award is earned under the EIP, the Compensation Committee determines the combination of restricted stock and stock options into which the final dollar denominated EIP awards are converted to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) executive retention, (e) cost effectiveness, and (f) efficient share utilization. Restricted stock generally vests over a four-year period; dividends are paid on the restricted stock. Stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.

Fiscal 2011 Equity Incentive Awards

For fiscal 2011, the Compensation Committee determined that the performance criterion for equity incentive awards was diluted earnings per share from continuing operations as the adjustment for the impact of the distortive effect of acquisitions was de minimis. The target earnings per share was $2.20, with a threshold of $1.90 and a maximum of $2.65. The award formula payout percentage is 0% for threshold performance, 100% for target performance and 150% for maximum performance. For Messrs. Nagel, Reece and Black, the award formula payout percentage is 0% for threshold performance, 200% for target performance and 300% for maximum performance. The payout percentage used in the award formula cannot exceed 150% (300% for Messrs. Nagel, Reece and Black), even if actual performance exceeds the level of performance corresponding to the maximum payout percentage. The Compensation Committee applied negative discretion to the award for Messrs. Nagel, Reece and Black.

Annual EPS targets are typically derived from our long-term growth targets, which are in the upper quartile of financial performance for mid-to-large companies, and often differ from annual operating plan targets. The Compensation Committee set the annual earnings per share target for fiscal 2011 to account for the economic conditions and forecasts while ensuring the targets were challenging yet obtainable.

The following table outlines the award targets and 2011 actual equity incentive award values (other than for Mr. Quick) for each of the named executive officers for fiscal 2011 as a dollar amount (in thousands). The target and maximum awards listed for Messrs. Nagel, Reece and Black assume a financial performance payout percentage of 200% and 300%, respectively. In setting these levels, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel, Reece and Black.

($ in thousands) Named Executive Officer	Individual Target %	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
Vernon J. Nagel	300	0	$3,600	$8,100	$3,000	(1)
Richard K. Reece	150	0	1,236	2,781	1,100	(1)
Mark A. Black	135	0	1,026	2,309	770	(1)
Jeremy M. Quick (2)	—	—	—	—	—

(1)	Reflects application of negative discretion by the Compensation Committee in determining final awards.

(2)	Mr. Quick left the Company effective January 31, 2011.

We achieved $2.42 in diluted earnings per share from continuing operations, which exceeded the target of $2.20 and resulted in a calculated payout of 127% of target. However, the Compensation Committee limited the overall financial performance payout percentage to 125% of target. Individual EIP awards were made accordingly.

The following table provides details about the number of shares of restricted stock and stock options that were granted by the Compensation Committee as equity incentive awards for fiscal 2011 performance. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. Two-thirds of the value of the EIP award was allocated to restricted stock, and one-third of the value was allocated to stock options. To determine the number of shares of restricted stock, the allocated value was divided by the closing price of our stock on the date of grant. To determine the number of stock options, the allocated value was divided by the Black-Scholes value of our stock on the date of grant.

($ in thousands) Named Executive Officer	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Option	Exercise Price of Stock Option ($)	Grant Date Fair Value of Restricted Stock and Stock Option Award ($)
Vernon J. Nagel	43,210	60,860	$46.29	$3,000
Richard K. Reece	15,840	22,320	46.29	1,100
Mark A. Black	11,090	15,620	46.29	770

Under SEC rules, because the equity incentive awards were granted on October 24, 2011, which was after the end of fiscal 2011, the grant date fair values for these awards are not included in the Fiscal 2011 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2011 Year-End table. The values will be included in the Summary Compensation Table for fiscal 2012.

Equity Award Grant Practices

Annual equity awards under the EIP are approved by the Compensation Committee and the Board following the end of the fiscal year. The chief executive officer may make interim equity awards from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information.

Executive Perquisites

Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2011 was a Company match on charitable contributions up to $5,000 for Messrs. Nagel, Reece and Black and up to $2,500 for Mr. Quick.

Retirement Benefits

We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits accrue after the effective date of the freeze. However, executives formerly covered by the frozen pension plan receive a supplemental annual contribution under a deferred compensation plan, which is designed to replace benefits lost when the pension plan was frozen.

Effective January 1, 2003, we implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “2002 SERP”) that provides a monthly benefit equal to 1.8% of average cash compensation (base salary and annual cash incentive payment, using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer (up to a maximum of 10 years) divided by 12. Effective January 1, 2009, the monthly benefit multiplier was increased to 1.8% from 1.6% for active participants. Benefits are generally payable for a 15-year period following retirement (as defined in the 2002 SERP). Messrs. Nagel, Reece and Black participated in the 2002 SERP in fiscal 2011.

We also maintain several deferred compensation plans which are described below under “Fiscal 2011 Nonqualified Deferred Compensation.” The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.

We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. employees. The 401(k) plans provide for employee pre-tax contributions as well as employer matching contributions for most participants.

Change in Control Agreements

We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board of Directors intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see “Potential Payments upon Termination—Change in Control Agreements” below.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

As part of our fiscal 2011 program of streamlining of the organization, we eliminated the position of Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc. held by Jeremy M. Quick. Mr. Quick left the Company effective January 31, 2011. In connection with his departure, he received compensation in accordance with the provisions regarding termination without cause or for good reason in his severance agreement. In addition to the compensation received under the severance agreement, Mr. Quick received a one-time cash payment of $42,338.

For additional information on the severance arrangements see “Potential Payments upon Termination—Severance Agreements” below.

Equity Ownership Requirements

Our executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of Salary
Vernon J. Nagel	4X
Richard K. Reece	3X
Mark A. Black	3X

The ownership of each named executive officer that was our employee at the end of the fiscal year currently exceeds his requirement. For these purposes, ownership includes stock held directly, interests in restricted stock, restricted stock units, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.

Tax Deductibility Policy

Section 162(m) of the Code generally limits the tax deductibility of compensation of the chief executive officer and our three other executive officers (other than our chief executive officer and our chief financial officer) who are the highest paid and employed at year-end to $1 million per year unless the compensation qualifies as “performance-based” compensation. While we do not design compensation programs solely for tax purposes, we design plans to be tax efficient where possible. However, the Compensation Committee may exercise discretion in those instances when the mechanistic approaches under tax laws would compromise the interest of stockholders. While the Compensation Committee does not intend that an executive officer will earn such an amount, the program is designed to permit the Compensation Committee to reward outstanding performance while retaining the tax deductibility of the award. The Compensation Committee continues to have the ability to use negative discretion in calculating an appropriate award. In its decision to grant discretionary restricted stock and cash awards to certain named executive officers, the Compensation Committee considered that such awards may not be deductible.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases and annual and long-term incentives, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

Meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary. Frequently, the chief financial officer also attends meetings of the Committee.

EXECUTIVE COMPENSATION

Fiscal 2011 Summary Compensation Table

The following table presents compensation data for the named executive officers for fiscal 2011, 2010 and 2009, or for such shorter time period as the person has been a named executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)(6)	Total ($)
Vernon J. Nagel	2011	$600,000	$–0–	$1,866,675	$933,267	$1,500,000	$573,071	$48,860	$5,521,873
Chairman, President and	2010	600,000	–0–	1,332,902	667,210	2,200,000	935,315	47,154	5,782,581
Chief Executive Officer	2009	600,000	–0–	2,000,696	999,348	–0–	919,041	40,530	4,559,615

Richard K. Reece	2011	412,000	–0–	1,133,050	566,639	550,000	208,994	8,820	2,879,503
Executive Vice President	2010	412,000	–0–	467,186	233,412	700,000	257,458	8,820	2,078,876
and Chief Financial Officer	2009	409,000	–0–	838,548	452,766	–0–	211,296	8,652	1,920,262

Mark A. Black	2011	380,000	–0–	466,669	233,402	425,000	106,180	8,820	1,620,071
Executive Vice President,	2010	365,000	–0–	333,226	166,803	500,000	316,415	10,080	1,691,524
Acuity Brands Lighting, Inc.	2009	315,000	–0–	673,820	380,560	–0–	–0–	34,900	1,404,280

Jeremy M. Quick	2011	160,000	–0–	223,475	111,701	–0–	–0–	710,722	1,205,898
Former Executive Vice President	2010	320,000	–0–	113,866	56,534	300,000	–0–	41,206	831,606
and Chief Financial Officer, Acuity Brands Lighting, Inc.	2009	317,500	65,000	333,982	166,373	–0–	–0–	43,748	926,603

(1)	Represents a discretionary cash bonus paid for fiscal 2009.

(2)

Represents the grant date fair value of restricted stock and option awards granted during the applicable fiscal year. The assumptions used to value option awards granted in and prior to fiscal 2011 can be found in Note 10 to our consolidated financial statements included in the Form 10-K for the fiscal year ended August 31, 2011. Restricted stock awards are valued at the closing price on the New York Stock Exchange on the grant date. For information regarding stock and options awards granted in fiscal 2012 based on fiscal 2011 performance, see “Compensation Discussion and Analysis—Equity Incentive Awards—Fiscal 2011 Equity Incentive Awards.”

(3)

Represents amounts earned under the Annual Cash Incentive Plan for the applicable fiscal year. For information about the 2011 plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Awards.”

(4)

Represents the increase in the actuarial present value of benefits under the 2002 SERP. There are no above-market earnings for our deferred compensation plans. For more information about these plans, see “Pension Benefits in Fiscal 2011” and “Fiscal 2011 Nonqualified Deferred Compensation” below.

(5)	For fiscal 2011, includes the following:

	Non-qualified Deferred Compensation Plan Contributions ($)	401(k) Match ($)	Company Match on Charitable Contributions ($)	Severance ($)	Total All Other Compensation ($)
Mr. Nagel	$35,040	$8,820	$5,000	$–0–	$48,860
Mr. Reece	–0–	8,820	–0–	–0–	8,820
Mr. Black	–0–	8,820	–0–	–0–	8,820
Mr. Quick	34,100	3,367	2,000	671,255	710,722

(6)

For Mr. Quick, whose employment was terminated in fiscal 2011, the amount includes $480,000 in salary severance pay, $97,416 in bonus pay, and an additional $93,839 in cash payments as a result of his termination of employment. For more information, see “Potential Payments Upon Termination—Severance for Mr. Quick”.

Fiscal 2011 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards for fiscal 2011 for each of the named executive officers. Non-equity incentive plan awards are made under the Acuity Brands, Inc. 2007 Management Compensation and Incentive Plan, and equity awards are made under the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Vernon J. Nagel		$–0–	$1,800,000	$4,000,000
					$–0–	$3,600,000	$8,100,000
	10/25/10								55,060	$50.56	$933,267
	10/25/10							36,920			1,866,675

Richard K. Reece		–0–	535,600	2,249,520
					–0–	1,236,000	2,781,000
	10/25/10								21,630	50.56	366,629
	10/25/10							14,500			733,120
	10/25/10								11,800	50.56	200,010
	10/25/10							7,910			399,930

Mark A. Black		–0–	494,000	2,074,800
					–0–	1,026,000	2,308,500
	10/25/10								13,770	50.56	233,402
	10/25/10							9,230			466,669

Jeremy M. Quick		–0–	73,775	221,326
					–0–	–0–	–0–
	10/25/10								6,590	50.56	111,701
	10/25/10							4,420			223,475

(1)

These columns show the possible payout for each named executive officer under the fiscal 2011 Annual Cash Incentive Plan if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel, Reece, and Black. The amounts earned under the plan for fiscal 2011 are disclosed in the Fiscal 2011 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Awards” for a description of the 2011 plan.

(2)

These columns show the potential value, in dollars, of the equity payout for each named executive officer for fiscal 2011 equity incentive awards under the EIP if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel, Reece, and Black. Target and maximum awards assume a PMP Payout Percentage of 100% and 150%, respectively. Based on Company performance compared to targeted performance measures, equity incentive awards were earned for fiscal 2011, and grants were made on October 24, 2011. Because the grants were made after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Compensation—Equity Incentive Awards” for a description of the fiscal 2011 performance goals and the equity incentive awards earned for fiscal 2011.

(3)

These columns show the number of restricted shares and stock options granted on October 25, 2010 to the named executive officers as equity incentive awards under the EIP with respect to 2010 performance. Additionally, Mr. Reece received a special equity award in recognition of his assumption of increased responsibilities as a result of our streamlining efforts. The restricted stock grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares. The stock options vest ratably in three equal annual installments beginning one year from the grant date.

(4)

This column shows the grant date fair value of the restricted stock and the stock options under ASC Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the New York Stock Exchange on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The following variables were used for the October 25, 2010 grants: 1.2% risk free rate, a term of 5 years, a dividend yield of 1.3%, and volatility of 41.8%.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2011. The table includes unexercised option awards and unvested restricted stock awards.

Each grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market price of our common stock on the New York Stock Exchange on the grant date.

All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date. All restricted stock grants disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date.

The named executive officers earned equity incentive awards for fiscal 2011; however, because these awards were granted after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Incentive Awards” for a description of the fiscal 2011 awards that were granted on October 24, 2011.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)		Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vernon J. Nagel	1/20/04	181,518	–0–	$21.17		1/19/14
	1/20/04	181,518	–0–	25.62	*	1/19/14
	9/29/06	181,518	–0–	37.52		9/28/16
	11/2/07	74,700	–0–	40.29		11/1/17
	10/24/08	59,867	29,933	31.96		10/23/18
	10/26/09	19,867	39,733	33.49		10/25/19
	10/25/10	–0–	55,060	50.56		10/24/20
							11/2/07	12,000	$552,480
							10/24/08	31,300	1,441,052
							10/26/09	29,850	1,374,294
							10/25/10	36,920	1,699,797

Richard K. Reece	12/1/05	60,506	–0–	26.44		11/30/15
	11/2/07	25,800	–0–	40.29		11/1/17
	10/24/08	19,000	9,500	31.96		10/23/18
	4/6/09	12,000	6,000	22.86		4/5/19
	10/26/09	6,950	13,900	33.49		10/25/19
	10/25/10	–0–	33,400	50.56		10/24/20
							11/2/07	4,125	189,915
							10/24/08	9,900	455,796
							4/6/09	4500	207,180
							10/26/09	10,462	481,670
							10/25/10	22,410	1,031,756

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Mark A. Black	11/2/07	4,300	–0–	40.29	11/1/17
	10/24/08	5,983	5,983	31.96	10/23/18
	4/6/09	8,000	8,000	22.86	4/5/19
	10/26/09	4,967	9,933	33.49	10/25/19
	10/25/10	–0–	13,770	50.56	10/24/20
						11/2/07	2,075	95,533
						10/24/08	6,250	287,750
						4/6/09	6,000	276,240
						10/26/09	7,462	343,550
						10/25/10	9230	424,949

Jeremy M. Quick (2)	—	—	—	—	—
						—	—	—

*	The exercise price of Mr. Nagel’s option represents a 20% premium over the fair market value on the grant date.

(1)

The market value is calculated as the product of (a) $46.04 per share, the closing market price of our common stock on August 31, 2011, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.

(2)	Mr. Quick left the Company effective January 31, 2011.

Options Exercised and Stock Vested in Fiscal 2011

The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vernon J. Nagel	83,005	$2,528,221	47,450	$2,340,482
Richard K. Reece	–0–	–0–	18,563	938,897
Mark A. Black	–0–	–0–	15,688	768,946
Jeremy M. Quick (3)	41,102	1,042,160	8,063	390,989

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

(3)	Mr. Quick left the Company effective January 31, 2011.

Pension Benefits in Fiscal 2011

The table below sets forth information on the supplemental retirement plan and pension benefits for named executive officers under the plans described below.

2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan.    The 2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan (the “2002 SERP”) is an unfunded, nonqualified retirement benefit plan that is offered to certain executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans. Messrs. Nagel, Reece, and Black participated in the 2002 SERP in fiscal 2011.

Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60, in a monthly amount equal to 1.8% of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual cash incentive payment for the three highest consecutive calendar years during the ten years preceding the executive’s retirement, death, or other termination of service. An executive is credited with one year of credited service for each plan year in which the executive serves as an executive officer of the Company on a full time basis. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the 2002 SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the 2002 SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.

Pension Benefits Table for Fiscal 2011

The amounts reported in the table below equal the present value of the accumulated benefit in the 2002 SERP at August 31, 2011. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table. Mr. Quick did not participate in the 2002 SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Vernon J. Nagel (1)	2002 SERP	9.75	$4,079,559	$–0–
Richard K. Reece (1)	2002 SERP	5.75	980,083	–0–
Mark A. Black (1)(2)	2002 SERP	5.00	422,595	–0–
Jeremy M. Quick	N/A	N/A	N/A	N/A

(1)

The accumulated benefit in the 2002 SERP is based on service and earnings (base salary and bonus, as described above) considered by the 2002 SERP for the period through August 31, 2011. The present value has been calculated assuming the benefit is payable commencing at age 60 and that the benefit is payable in 180 monthly payments as described above. The discount rate assumed in the calculation is 5%.

(2)

Effective October 26, 2009, Mr. Black was designated as an eligible participant in the 2002 SERP. It was further designated that Mr. Black’s compensation for periods prior to his participation date will count for purposes of calculating his SERP benefit and that his service with the corporation since September 1, 2006 will be deemed credited service for purposes of calculating his SERP benefit. Mr. Black became vested in the plan with the completion of 3 years of credited service on September 1, 2009.

Fiscal 2011 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2011 under the plans described below.

2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2005 SDSP”) is an unfunded nonqualified plan under which key employees, including the named executive officers that are not eligible to participate in the 2002 SERP, are able to annually defer up to 50% of salary and annual cash incentive payment as cash units. The 2005 SDSP replaced the 2001 SDSP (described below) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (Section 409A).

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or in 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A.

Except for the period during which an executive serves as an executive officer of Acuity Brands and is eligible for the 2002 SERP, as discussed above, beginning in 2009 an executive is eligible for a Company match of 50% (increased from 25% in 2008) of his deferrals up to a maximum of 5% of compensation (salary and annual cash incentive payment) and is eligible for a supplemental Company contribution of 3% of compensation. Executives vest in Company contributions, made prior to January 1, 2009, 50% upon attaining age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with 10 years of service and Company contributions made after December 31, 2008, 30% after three years of service and increasing by 10% per year thereafter. All Company contributions are contributed to the retirement account. Vested Company contributions are only eligible to be distributed at or following termination. Mr. Nagel receives annual company contributions to the 2005 SDSP, which are immediately vested, in replacement of benefits lost when a prior SERP was frozen.

2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) covers the same general group of eligible employees and operates in a similar manner to the 2005 SDSP, except that it encompasses executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the employee’s election, which must be in place twenty-four months prior to termination. Prior to 2006, Mr. Nagel received annual company contributions to the 2001 SDSP, which were immediately vested, in replacement of benefits lost when a prior SERP was frozen.

Nonqualified Deferred Compensation Benefits Table for Fiscal 2011

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2011. Messrs. Reece and Black do not participate in the plans.

Name	Plan	Executive Contributions in Fiscal 2011 ($)(1)(2)	Registrant Contributions in Fiscal 2011 ($)(2)(3)	Aggregate Earnings in Fiscal 2011 ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2011 Fiscal Year End ($)
Vernon J. Nagel	2005 SDSP	$–0–	$35,040	$6,304	$–0–	$211,960
	2001 SDSP	–0–	–0–	2,308	–0–	73,360
Richard K. Reece	N/A	N/A	N/A	N/A	N/A	N/A
Mark A. Black	N/A	N/A	N/A	N/A	N/A	N/A
Jeremy M. Quick (5)	2005 SDSP	22,467	34,100	11,199	(478,860)	–0–

(1)

Amounts shown in this column are also reported in the Fiscal 2011 Summary Compensation Table under salary (fiscal 2009, 2010 and 2011), bonus (fiscal 2009), and non-equity incentive plan compensation (fiscal 2010).

(2)	Executives’ contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.

(3)

For Mr. Nagel, amounts shown in this column include contributions to the deferred compensation plan, which were immediately vested, in replacement of benefits lost when a prior SERP was frozen and are also reported as all other compensation” in the Fiscal 2011 Summary Compensation Table. For Mr. Quick, the balance includes a supplemental company contribution equal to 3% of salary and bonus for the calendar year 2010. Mr. Quick also received a matching company contribution equal to 50% percent of his personal deferrals into the plan in calendar year 2010 with a maximum match set at 5% of salary and bonus.

(4)	None of the earnings in fiscal 2011 were considered above-market earnings, as defined by the SEC.

(5)

Mr. Quick left the Company effective January 31, 2011. His ending balance reflects a $310,493 reduction for distributions and a $168,367 reduction for forfeited registrant contributions as a result of his termination.

Employment Arrangements

At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled and whether the associate is entitled to participate in any severance or change in control benefits.

Pursuant to our current employment arrangements with Mr. Nagel, he receives an annual salary of $600,000 and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Nagel is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Reece, he receives an annual salary of $412,000 effective November 1, 2009, and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Reece is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Black, he receives an annual salary of $380,000 effective November 1, 2009, and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. On October 26, 2009, Mr. Black became eligible to participate in the 2002 SERP, retroactive to his hire date of September 1, 2009. Mr. Black is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Mr. Quick is no longer an employee of the Company. His severance arrangements are described under “Potential Payments Upon Termination—Severance for Mr. Quick”.

Potential Payments upon Termination

We have entered into severance agreements and change in control agreements with our named executive officers. The terms of these agreements are described below.

Severance Agreements

The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.

Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason and Mr. Reece’s agreement will provide benefits if he terminates his employment for good reason after a change in control (as each such term is defined in the severance agreement).

Under the severance agreements, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which has not been corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•

requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•

a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•

a material reduction in the aggregate benefits provided to the executive by us under employee benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•

termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to Acuity Brands;

•

termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.

Severance agreements provide for the terms set forth in the table below as described below:

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a cash payment based on a predefined percentage of base salary, calculated on a pro rata basis;

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•

additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of equity incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits.

The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the 2002 SERP.

The severance agreements for Messrs. Nagel and Reece also provide that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

Change in Control Agreements

It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.

The change in control agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. The change in control agreements provide two types of potential benefits to executives:

1.

Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

2.

If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•

a lump sum cash payment equal to a multiple of the sum of his base salary and annual cash incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term; and

•	a cash payment representing additional months participation in our qualified or nonqualified deferred compensation plans (36 months for Mr. Nagel and 30 months for Mr. Reece and Mr. Black).

The change in control agreements for Messrs. Nagel, Reece, and Black provide that the Company will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code, on any payment made to a named executive officer arising out of or in connection with his employment. In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.

A change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•

a change in more than one-third of the members of our Board of Directors who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•

a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•

intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.

The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•

any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•

a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•

requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•

the failure by us (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.

Other Possible Payouts upon Death, Disability and Retirement

The following describes possible payouts upon a named executive officer’s death, disability or retirement in accordance with the terms of the relevant plans.

Death/Disability

•	Stock options vest and are exercisable to the earlier of the expiration date or one year after event. Restricted shares vest immediately.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.

Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.

Potential Payments Upon Termination Table

The table below sets forth potential benefits that Messrs. Nagel, Reece and Black would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2011. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $46.04 on August 31, 2011.

The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans and amounts previously deferred into the deferred compensation plans.

The amounts paid to Mr. Quick in connection with his departure from the Company are described below the table.

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)(5)	Estimated Tax Gross-Up ($)(5)	Total ($)
Vernon J. Nagel
Change-in-Control	$6,300,000	$920,106	$5,067,622	$484,516	$–0–	$12,772,244
Involuntary	2,100,000	920,106	3,759,626	390,049	NA	7,169,781
Voluntary (Good Reason)	2,100,000	920,106	3,759,626	390,049	NA	7,169,781
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	920,106	5,067,622	NA	NA	5,987,728
Disability	NA	920,106	5,067,622	NA	NA	5,987,728
Richard K. Reece
Change-in-Control	2,405,000	447,286	2,366,317	485,115	–0–	5,703,718
Involuntary	885,800	NA	NA	59,941	NA	945,741
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	447,286	2,366,317	NA	NA	2,813,603
Disability	NA	447,286	2,366,317	NA	NA	2,813,603
Mark A. Black
Change- in-Control	2,012,500	394,340	1,428,021	334,954	–0–	4,194,556
Involuntary	817,000	NA	NA	52,844	NA	899,844
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	394,340	1,428,021	NA	NA	1,822,361
Disability	NA	394,340	1,428,021	NA	NA	1,822,361

(1)

For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)

The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2011, using our closing price of $46.04 on August 31, 2011 (less the exercise price of unvested options).

(3)

Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (CIC)	Unvested Company Contributions (CIC)
Vernon J. Nagel	$35,249	$–0–	$449,267	$–0–
Richard K. Reece	31,235	–0–	453,880	–0–
Mark A. Black	24,741	–0–	334,954	–0–

(4)

Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (Severance)
Vernon J. Nagel	$23,499	$60,000	$306,550
Richard K. Reece	18,741	41,200	–0–
Mark A. Black	14,844	38,000	–0–

(5)

An excise tax gross-up is applicable to Messrs. Nagel, Reece, and Black in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is based on an assumed effective aggregate tax rate of 36% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.

Severance for Mr. Quick.

Pursuant to the severance agreement with Mr. Quick effective November 21, 2008, including amendments 1 and 2 dated October 28, 2009 and March 30, 2010, respectively and execution of release of claims form, Mr. Quick was entitled to receive certain payments and severance benefits, including base salary for 18 months ($480,000) and a pro-rata amount of the award payable under the fiscal 2011 Annual Cash Incentive Plan ($97,416). As permitted under the severance agreement, the Compensation Committee agreed to pay an additional cash amount ($42,338) related to the loss of other benefits. Mr. Quick also received compensation for outplacement costs, vacation payout, and health and welfare benefits ($51,501) and is eligible to receive health and welfare benefits until August 1, 2012.

Pursuant to the terms of the deferred compensation plans, Mr. Quick received the vested balance under the 2005 SDSP.

ITEM 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis,” our compensation programs are designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
•	Provide rewards to executives who create value for stockholders;
•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
•	Provide a framework for the fair and consistent administration of pay policies.

We believe that our compensation program, with its balance of base salary, annual cash incentives and equity incentive awards, rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement.

Although this vote is non-binding, the Compensation Committee will to take into account the outcome of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will consult directly with our stockholders to better understand the concerns that influenced the vote.

The Board of Directors recommends that you vote FOR the approval of named executive officer compensation.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act also provides stockholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future advisory votes on named executive officer compensation. This vote is often referred to as “say when on pay.” Stockholders can vote on whether future advisory votes on named executive officer compensation should occur every year, every two years or every three years, or stockholders can abstain from voting.

After careful consideration, the Board recommends that future advisory votes on named executive officer compensation occur every year. The Board believes that this is the optimal frequency, providing stockholders the ability to express their views every year on our named executive officer compensation program. The Board values the opportunity to get feedback, and the Compensation Committee will consider the outcome of these votes.

Although this vote is non-binding, the Board will review the voting results in making a decision as to the policy to be adopted on the frequency of future advisory votes on named executive officer compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends that you vote in favor of future advisory votes on named executive officer compensation EVERY YEAR.

ITEM 5—APPROVAL OF THE 2011 NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

ACUITY BRANDS, INC.

2011 NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(Effective as of December 1, 2011)

The Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (“2011 Plan”) was adopted by the Board of Directors on September 30, 2011, and will become effective on December 1, 2011, subject to approval of the Company’s stockholders. The Board of Directors adopted the 2011 Plan for the benefit of the nonemployee directors of the Corporation and the 2011 Plan replaces the 2006 Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (formerly known as the Nonemployee Director Deferred Stock Unit Plan). The principal provisions of the Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, which is set forth in Exhibit A to this proxy statement.

Purposes of the Plan

The general purposes of the 2011 Plan are to permit the deferral of directors’ fees for investment into an interest bearing account or into deferred stock units, to secure and to retain the services of the best qualified individuals as directors of the Company, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Plan is designed to be competitive with compensation programs of other large corporations.

Description of the Plan

The 2011 Plan will be administered by the Compensation Committee of the Board (the “Committee”) and only nonemployee Directors are eligible to participate. Currently, the Board has eight nonemployee directors.

The 2011 Plan provides for mandatory deferrals of one-half of a director’s annual fee and elective deferrals of the remaining fees for each calendar year. Deferred amounts are then either, at the director’s election, credited to the director’s account as deferred stock units or into an interest bearing account.

Upon distribution, deferred stock units will be converted to equivalent shares of common stock of the Company and amounts invested in interest bearing accounts will be paid in cash. At the election of the director, (1) distribution of deferred amounts will be made upon termination of service as a director or at some later date, and (2) distribution will be made in either a lump sum payment or in five equal annual installments.

300,000 shares of common stock may be issued or transferred pursuant to the 2011 Plan, 86,080 of which were previously reserved and available for issuance under the 2006 Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan. In the event of any capital adjustments (as defined in the Plan), the Committee may adjust the number or class of shares represented by Deferred Stock Units proportionately.

No deferred stock units may be granted under the 2011 Plan on or after the tenth anniversary of the effective date of the 2011 Plan. Subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Board may terminate or amend the 2011 Plan at any time, unless such amendment or termination will adversely affect outstanding grants. To the extent legally required, no amendment will be effective unless approved by the stockholders.

Federal Income Tax Treatment

The 2011 Plan provides for “deferred compensation” within the meaning of Code Section 409A and the Committee intends to administer the 2011 Plan in compliance with Code Section 409A and the regulations promulgated thereunder. Deferrals under the 2011 Plan will not result in any tax consequences to the director or to the Company until such time as the amounts are distributed as stock or cash. Upon distribution, the director will recognize ordinary income on the fair market value of the stock or cash received and the Company will be entitled to a corresponding deduction.

On November 15, 2011, the closing price of our common stock on the New York Stock Exchange was $46.48 per share.

The Board of Directors recommends that you vote FOR the approval of the 2011 Plan.

EQUITY COMPENSATION PLANS

The following table provides information as of August 31, 2011 about equity awards under our equity compensation plans. The table does not include 1,061,893 shares available for purchase under the Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders (1)	1,342,701	(2)	$31.67	2,560,552	(3)
Equity compensation plans not approved by the security holders	N/A		N/A	N/A

Total	1,342,701			2,560,552

(1)

Includes the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan that was approved by our stockholders in January 2008 and the Nonemployee Directors’ Stock Option Plan that was approved by our sole stockholder in November 2001.

(2)	Includes 1,292,485 shares under the Equity Incentive Plan and 50,216 shares under the Nonemployee Directors’ Stock Option Plan as of August 31, 2011.

(3)

Includes 2,394,843 shares available for grant without further stockholder approval under the Equity Incentive Plan, and 165,709 shares available for grant under the Nonemployee Directors’ Stock Option Plan as of August 31, 2011. In connection with the 2007 change in our non-employee director compensation program, we will not make any further grants under the Nonemployee Directors’ Stock Option Plan.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the annual meeting of stockholders expected to be held in January 2013, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 24, 2012, to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder:

•	the stockholder must have given timely notice in writing to our Corporate Secretary;
•	such business must be a proper matter for stockholder action under Delaware Law;
•

if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided us with a stockholder notice (as described below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage our voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the stockholder notice; and

•

if no stockholder notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Meeting Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must set forth:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected, as well as any other information required by the SEC’s proxy rules in a contested election;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made;

•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner;
•	the class and number of shares of our common stock that are owned beneficially and of record by such stockholder and such beneficial owner, including any derivative positions of the stockholder;
•	information with respect to persons or entities affiliated with the stockholder and any arrangements between the affiliates and the stockholder; and
•

whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees (an affirmative statement of such intent).

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by our By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at the principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

The preceding five paragraphs are intended to summarize the applicable provisions of our By-Laws. These summaries are qualified in their entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under “Corporate Governance.”

By order of the Board of Directors,

C. DAN SMITH

Senior Vice President, Treasurer and Secretary

EXHIBIT A

ACUITY BRANDS, INC.

2011 NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(Effective as of December 1, 2011)

1.	Purpose.

The Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan is intended to increase the alignment of the interests of eligible members of the Board with the interests of stockholders of Acuity Brands, Inc. (the “Corporation”) by increasing their incentive to contribute to the success of the Corporation’s business through permitting Eligible Directors to elect to defer their fees for investment into an interest bearing account or in Deferred Stock Units, as hereinafter defined, on the terms and conditions set forth herein. This Plan is effective as of December 1, 2011, except where otherwise noted.

2.	Definitions. When used in this Plan, unless the context otherwise requires:

a.

“Account” shall mean the records maintained by the Committee (or its designee) to determine the Eligible Director’s deferrals, including any mandatory deferrals. Such Account may be reflected as an entry in the Corporation’s records, or as a separate account under a trust or as a combination of both. Each Eligible Director’s Account may consist of several subaccounts: a Deferral Subaccount to reflect the Eligible Director’s deferrals and a Mandatory Deferral Subaccount to reflect mandatory deferrals of the Eligible Director’s fees and any grants of Deferred Stock Units. The Committee may establish such additional subaccounts as it deems necessary for the proper administration of the Plan.

b.	“Annual Fee” shall mean the annual fee payable each calendar year, in cash or under this Plan, to an Eligible Director for service on the Board.

c.	“Board” shall mean the Board of Directors of the Corporation.

d.	“Board Meeting Fee” shall mean the fee payable in cash or under this Plan to an Eligible Director for attendance at any meeting of the Board.

e.	“Chairman Fee” shall mean the fee, if any, payable in cash or under this Plan to an Eligible Director for service as the Chairman of a committee of the Board.

f.	“Change of Control” shall mean:

i.

The acquisition (other than from the Corporation) by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; or

ii.

The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that, if the election, or nomination for election by the Corporation’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

iii.

A merger or consolidation involving the Corporation if the stockholders of the Corporation, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation; or

iv.	A complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to paragraph (i) solely because twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

g.

“Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. In the absence of the appointment of a Committee, the Board shall serve as the Committee.

h.	“Committee Meeting Fee” shall mean the fee payable in cash or under this Plan to an Eligible Director for attendance at any meeting of a committee of the Board.

i.	“Corporation” shall mean Acuity Brands, Inc., a Delaware corporation.

j.	“Date of Grant” shall mean the date on which Deferred Stock Units are granted pursuant to Article V.

k.	“Deferral Subaccount” shall mean the subaccount maintained to reflect the Eligible Director’s elective deferral of fees and any earnings thereon.

l.	“Deferred Stock Units” shall mean the units credited pursuant to Article V hereof.

m.	“Effective Date” shall mean December 1, 2011, except where otherwise noted.

n.	“Eligible Director” shall mean each member of the Board who is not at the time of reference an employee of the Corporation or any Subsidiary.

o.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

p.

“Fair Market Value” shall mean the average of the high and low sales prices of a share of Stock as reported on the New York Stock Exchange Composite Tape on the five (5) trading dates immediately preceding the date for which such value is being determined.

q.

“Investment Fund” shall mean an interest bearing fund providing a rate of interest based upon an index or a rate specified by the Committee or such other deemed investment fund (or funds) as the Committee may establish as the basis for calculating earnings, gain and losses for all or a portion of the Eligible Director’s Account.

r.	“Mandatory Deferral Subaccount” shall mean the subaccount maintained to reflect the mandatory deferral of the Eligible Director’s fees and grants of Deferred Stock Units, and any earnings thereon.

s.	“Optional Amount” shall mean the amount elected to be deferred by an Eligible Director for any year during the term hereof pursuant to Section 5.2 hereof.

t.	“Plan” shall mean the 2011 Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan, as such Plan may be amended from time to time.

u.

“Prior Plan” shall mean the Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (formerly known as the Acuity Brands, Inc. Nonemployee Director Deferred Stock Unit Plan) which was adopted effective as of December 1, 2001, as amended.

v.	“Required Amount” shall mean one-half of the Annual Fee.

w.	“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and rulings thereunder.

x.	“Stock” shall mean the Common Stock of the Corporation.

y.	“Subsidiary” shall mean any corporation more than 50% of whose stock having general voting power is owned by the Corporation or by a Subsidiary of the Corporation.

3.	Administration.

a.	The Plan shall be administered by the Committee.

b.

The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined by the Committee, and any such determination shall be final and binding on all persons.

4.	Capital Adjustments.

In the event of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, split-up, combination of shares, merger, consolidation or a similar corporate transaction, the number or class of shares of Stock represented by Deferred Stock Units credited hereunder shall be proportionately adjusted in a manner deemed appropriate by the Committee to reflect any such event or transaction.

5.	Deferred Stock Units.

a.

Quarterly Grant. On each February, May, August and November after the Effective Date, the Account of each Eligible Director shall automatically be credited with an amount equal to the sum of (a) one-fourth of the Required Amount plus (b) one-fourth of the Optional Amount, if any, and the Eligible Director shall elect in such manner as provided by the Committee whether to have such amount credited in Deferred Stock Units or deemed to be invested in the Investment Fund.

b.

Deferral Election of Optional Amount. Each Eligible Director shall be entitled to elect, with respect to each calendar year during the term of this Plan such portion of the Annual Fee in excess of the Required Amount and such portion of the Board Meeting Fee, the Committee Meeting Fee, and the Chairman Fee, if applicable, which the Eligible Director desires to defer under the Plan. Such election shall be made and submitted on or before December 31 of the year prior to the start of each such year on such form as shall be determined from time to time by the Committee, which the Committee may provide is a continuing deferral election. The Eligible Director may elect to have the deferrals credited in Deferred Stock Units or deemed to be invested in the Investment Fund, provided that once the Eligible Director makes such investment election for such year’s deferrals the election may not be changed.

c.

Election With Respect To Deferred Stock Units. The Committee shall provide each Eligible Director with an election (i) to have such amounts credited as Deferred Stock Units, in which event the payment to the Eligible Director under Article VI shall be made in shares of Stock, or (ii) to have the Fair Market Value of such Deferred Stock Units on that date converted to the cash equivalent and deemed to be invested in the Investment Fund, in which event the payment to the Eligible Director shall be made in cash. The election under this Section 5.3 shall be made on such form and at such time as may be determined by the Committee and shall be irrevocable.

d.

Dividends on Deferred Stock Units. As of each dividend payment date declared with respect to the Stock, the Corporation shall credit to each Account an amount equal to (i) the product of (x) the dividend per share of Stock payable on such dividend payment date and (y) the number of Deferred

Stock Units credited to such Eligible Director’s account as of the applicable dividend record date. All dividends shall be credited to and deemed to be invested in the Investment Fund. All amounts credited to an Eligible Director’s Account resulting from the crediting of dividends shall be paid in cash following termination of service as a an Eligible Director.

6.	Payment of Account.

a.

Upon the termination of service of an Eligible Director, the Eligible Director shall receive payment of Account in the manner provided in this Section 6. The amount credited to the Eligible Director’s Account in Deferred Stock Units shall be paid in shares of Stock and the amount credited to the Investment Fund shall be paid in cash. There shall be 300,000 shares of Stock available for payments under this Plan, and such number shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Corporation, including, but not limited to, such changes as stock dividends or stock splits.

b.

The Account shall be paid in a lump sum or in five substantially equal annual installments upon the Eligible Director’s termination of service in accordance with the Eligible Director’s election on a form provided by the Committee at the time the Eligible Director commences participation in the Plan and at such other time as may be permitted by Section 409A (and the regulations promulgated thereunder) and the Committee. An Eligible Director may, not less than twelve (12) months prior to termination of service, elect to change the method of payment of the Account, provided that (i) only one such change is permitted and after such election change, the election is irrevocable, (ii) the payment date for the Account will be deferred for 5 years, and (iii) the election shall not become effective for 12 months. The change of election shall be made on a form provided by the Committee.

c.

The holder of Deferred Stock Units shall have none of the rights of a stockholder of the Corporation. The Corporation’s obligation hereunder with respect to Deferred Stock Units shall be an unsecured promise to distribute shares of Stock at the times described herein.

7.	Term of Plan.

The Plan shall remain in effect until all amounts have been paid under the terms of the Plan, provided that no Deferred Stock Units may be granted on or after the tenth anniversary of December 1, 2011.

8.	Amendment; Termination.

Subject to Section 409A, the Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. The termination or any modification or amendment of the Plan shall not, without the consent of the Eligible Director, affect his or her rights under a grant of Deferred Stock Units.

9.	Miscellaneous.

a.	The Eligible Director’s Account and Deferred Stock Units granted hereunder shall not be assignable or transferable by the Eligible Director except by will or by the laws of descent and distribution.

b.	Nothing in the Plan shall be construed as conferring any right upon any Eligible Director to continue as a member of the Board.

c.	The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

d.

The Corporation shall have the right to require, prior to any payment hereunder, payment by the recipient of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such payment hereunder.

10.	Effective Date.

This Plan shall be effective on December 1, 2011.

    PRINTED ON RECYCLED PAPER

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 p.m., Eastern Time, on Thursday, January 5, 2012.

INTERNET
http://www.proxyvoting.com/ayi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

WO# Fulfillment# 09585 10526
▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” FOR ITEM 1, “FOR” ITEM 2, ITEM 3, AND ITEM 5, AND “1 YEAR” FOR ITEM 4.

	FOR ALL	WITHHOLD ALL	FOR WITH EXCEPTION(S)*

1. Election of Directors	☐	☐	☐

Nominees:
01 – Peter C. Browning (Term expiring at 2014 annual meeting)
02 – Ray M. Robinson (Term expiring at 2014 annual meeting)
03 – Norman H. Wesley (Term expiring at 2014 annual meeting)
(INSTRUCTIONS: To withhold authority to vote for any individual nominees(s), mark the “For With Exception(s)” box and write the number of the excepted nominee(s) in the space provided below.)

*Exception(s):

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm	☐	☐	☐
3.	Advisory vote on named executive officer compensation	☐	☐	☐
	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4.	Advisory vote on the frequency of future advisory votes on named executive officer compensation ☐	☐	☐	☐
		FOR	AGAINST	ABSTAIN
5.	Approval of 2011 Nonemployee Director Deferred Compensation Plan	☐	☐	☐
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR ALL” FOR ITEM 1, “FOR” ITEM 2, ITEM 3 AND ITEM 5 AND “1 YEAR” FOR ITEM 4.

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign.

Date	Stockholder sign here	Co-Owner sign here.

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

BALLROOM AT THE FOUR SEASONS HOTEL

75 Fourteenth Street NE, Atlanta, Georgia

11:00 a.m., Eastern Time, January 6, 2012

Parking for stockholders attending the Annual Meeting will be available at the hotel.

DIRECTIONS TO THE FOUR SEASONS HOTEL

From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From Northeast of Atlanta (I-85 South): Take I-85 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From Northwest of Atlanta (I-75 South): Take I-75 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From North of Atlanta (400 South): Take GA-400 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

Via Arts Center MARTA transit station: When you exit the MARTA station at the Arts Center (N5), follow the signs to the West Peachtree Street exit. Turn left onto West Peachtree Street and walk against the traffic for one block to 14th Street. Turn left onto 14th Street. The hotel is on the right in the middle of the block.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders.

 The Proxy Statement and the Annual Report are available at: http://www.proxyvoting.com/ayi

▼  FOLD AND DETACH HERE  ▼

PROXY

ACUITY BRANDS, INC.

ANNUAL MEETING OF STOCKHOLDERS, JANUARY 6, 2012

PROXY SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned does hereby appoint VERNON J. NAGEL and RICHARD K. REECE, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the Annual Meeting of Stockholders of the Company to be held on January 6, 2012 at 11:00 a.m., and at any and all adjournments and postponements thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting. If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of all nominees in Item 1, “FOR” Item 2, Item 3, and Item 5, and “1 YEAR” for Item 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO#	Fulfillment#
	09585	10526